Exhibit 99.1
Banking technology sector predicts banner year
Tom Gara
Last Updated: June 17. 2008 9:33PM UAE / June 17. 2008 5:33PM GMT
Technology service providers are looking forward to making booming sales to the GCC’s flourishing banking sector, with one major player saying its business may treble in the coming three years.
Postilion, a market leader in payment software for banks and businesses, predicts year-on-year growth of 35 to 40 per cent to at least the end of the decade.
Banks in the region are defying a worldwide slowdown in the financial services sector, making major investments in technology across all areas of their business, Steve Kirrage, Postilion’s general manager for the Middle East, reports.
“From my experience, banks here are more willing to make investments in technology than they are in other markets in Europe and Africa,” he said. “They really believe that up-to-date, modern systems can be the differentiator in the marketplace.”
The appetite for technology extends from systems that manage core banking functions to more sophisticated applications that manage customer relationships and gather business intelligence.
Business intelligence systems, such as those made by companies like SAP of Germany and Oracle from the US, harvest information on customers from banks’ various databases and systems, producing information that can drive new sales and improve customer service.
“Some may argue that banks have close to state-of-the-art core banking,” said Ayman Abouseif, the vice president of sales in the Middle East for SAP. “But I think most banks are far from having insightful information into what is going on with their customers.”
Banks typically possess a wealth of information on their clients, spread out across different systems. But it is rarely put to maximum use in servicing and increasing sales to customers.
Customer relationship management (CRM) software is also high on the shopping lists of regional banks. As the flood of new accounts slows and the market becomes saturated, retaining customers is a priority, and the software that can help companies do that is selling fast.
“If a bank wants to keep its customers happy and remain profitable in such a competitive environment, having a decent CRM system is crucial,” said Mr Abouseif. “There is still plenty of room for improvement in terms of adoption of these kinds of systems.”
The financial services sector is now the largest purchaser of CRM systems in the Middle East and Africa region. According to figures from IDC, a technology research firm, 27 per cent of all spending on CRM in the region comes from the sector.
Some analysts believe banks in the GCC will invest up to US$2 billion (Dh7.3bn) in the coming year in upgrading their information technology systems.
And the spending spree extends to the pockets of consumers. Tony Fayad, the sales manager of UniCards, a Saudi Arabian maker of the plastic cards used by banks and credit card companies, says his business is selling millions of extra units each year as demand spikes.